Exhibit 10.7

CONSULTING SERVICES AGREEMENT

September 15, 2005

PERSONAL AND CONFIDENTIAL

Shanxi Kai Da Lv You Gu Wen You Xian Gong Si
E Pang Gong Site, 44 Hong Guang Road
Xi’An, P.R.China
Attn: Ke, Xian Yan

Dear Ms. Ke,

This service agreement ("Agreement") confirms the terms and conditions of the engagement of Chris Cottone and Weixuan Luo (collectively the "Retainees") by Shanxi Kai Da Lv You Gu Wen You Xian Gong Si (the "Company") to render certain consulting services to the Company in connection with the Company's plans to shift their accounting systems to a format that is consistent with United States GAAP (Generally Accepted Accounting Principles), and related upgrades and modifications to management training and business plan development that will more readily integrate with United States GAAP.

1.	Services. Retainees agree to perform the following services:

(a)
Advise and assist the Company in the conversion of its financial reporting systems, including its projected financial statements, to a format that is consistent with United States GAAP (Generally Accepted Accounting Principles);

(b)
Review and advise the Company on all documents and accounting systems relating to its finances and transactions, with the purpose of bringing such documents and systems into compliance with United States GAAP;

(c)	Advise and assist the Company with the design and preparation of a business plan in a format generally consistent with the financial standards applicable in the United States;

(d)	Advise and assist the Company with redesigning its capital structure, consistent with United States GAAP and usual and customary business practices for companies similar to the Company;

(e)	Advise and assist with the preparation of English-version marketing materials for the Company’s products;

(f)
Provide necessary consulting services and support as an international liaison for Company to third-party service providers, including coordination amongst the Company and their related attorneys and CPAs;

(g)	Provide management training to the senior management of the Company, pertaining to usual and customary practices for U.S. companies with business plans similar to the Company’s business plan;
(h)	Advise and train the Company on compliance filings with the United States Securities and Exchange Commission, including Forms 10-QSB, 10-KSB, and 8-K and EDGAR filing of the same;

(i)
Assist the Company in planning and conducting a dinner show which is going to be held at the theme park of the Company, including but not limited to, selecting suppliers, managing performance teams, performance quality controls;

(j)	Perform such other services as the Company and Retainees shall mutually agree to in writing.

2. Fees. The Company agrees to pay Retainees for their services a consulting service fee of 400,000 shares of the Company's freely tradable common stocks ("Service Fee") upon signing this Agreement.

3. Term. The term of this Agreement shall commence on September 15, 2005 and end on September 15, 2006 (the "Term"). This Agreement may be renewed upon mutual written agreement of the parties hereto. The Company may terminate this agreement with 45 days prior written notice to Retainees. However, any obligation pursuant to this Paragraph 3, and pursuant to Paragraphs 2 (payment of fees), 5 (governing law), 8 (non-disclosure) and 9 (miscellaneous) hereof, shall survive the termination or expiration of this Agreement.

4. Matters Relating to Engagement. The Company acknowledges that Retainees have been retained solely to provide the services set forth in this Agreement. In rendering such services, Retainees shall act as independent contractors, and any duties of Retainees arising out of its engagement hereunder shall be owed solely to the Company.

The Company acknowledges that Retainees are consultants engaged in providing consulting services. The Company acknowledges and agrees that in connection with the performance of Retainees' services hereunder (or any other services), Retainees will not be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by Retainees to the Company should be construed as such) and that Retainees will not hold themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction.

The Company recognizes and confirms that in performing their duties pursuant to this Agreement, Retainees will be using and relying on data, material, and other information furnished by the Company, a third party provider, or their respective employees and representatives (“the Information”). The Company will cooperate with Retainees and will furnish Retainees with all Information concerning the Company and any financial information or organizational or transactional information which Retainees deems appropriate, and Company will provide Retainees with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Retainees' obligations pursuant to this Agreement. The Company hereby agrees and represents that all Information furnished to Retainees pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of Retainees' engagement hereunder, the Company shall promptly advise Retainees in writing. Accordingly, Retainees assume no responsibility for the accuracy and completeness of the Information. In rendering their services, Retainees will be using and relying upon the Information without independent verification evaluation thereof.

5. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, including its conflict of laws provisions. Any dispute arising from or in connection with or in respect of the interpretation or application of this Agreement shall be submitted to one arbitrator appointed by the American Arbitration Association. The Arbitration will be conducted in compliance with the rules and procedures of the American Arbitration Association. The award of such arbitration shall be final and have binding force over each party, and judgment on such arbitration award may be entered in any court of competent jurisdiction.

6. No Brokers. The Company represents and warrants to Retainees that there are no brokers, representatives or other persons which have an interest in compensation due to Retainees from any services contemplated herein.

7. Authorization. The Company and Retainees represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument (including contracts, wills, agreements, records and wire receipts, etc.) to which it is a party or bound.

8. Non-disclosure All the Terms and Conditions set forth in this contract are regarded as Confidential Subject Matter. Both Retainees and the Company agree to hold in confidence all Confidential Subject Matter; to not disclose any Confidential Subject Matter to any third party; to use Confidential Subject Matter solely for the Project; and to disclose such Confidential Subject Matter only to individuals within receiving Party’s organization that are directly involved with the Project on a need-to-know basis.

    Unless otherwise specified in writing, all Confidential Subject Matter remains the disclosing Party's property. Upon request of the disclosing Party, the receiving Party agrees to return or destroy all Confidential Subject Matter received from the disclosing Party, except for one copy, which the receiving Party may keep solely to monitor its obligations under this Agreement. The party that violates the term hereto shall indemnify the other party for any damage therefore arises.

9. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the Company and Retainees with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by all parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

If all parties agree in writing, they can make supplementary agreements for those unsettled issues between them, which signed writings will be binding on all parties.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to Retainees for execution, which shall constitute a binding agreement as of the date first above written.

Thank you. We look forward to a mutually rewarding relationship.

Chris Cottone
(Individually)

By: /s/ Chris Cottone
Name: Chris Cottone

Weixuan Luo
(Individually)

By: /s/ Weixuan Luo
Name: Weixuan Luo

AGREED TO AND ACCEPTED
AS OF September 15, 2005

Shanxi Kai Da Lv You Gu Wen You Xian Gong Si

By: /s/ Ke, Xian Yan
Name: Ke, Xian Yan
Title: President

AGREED TO AND ACCEPTED
AS OF September 15, 2005